Exhibit 99.1

Verra Mobility Announces First Quarter Financial Results

Total revenue of $89.9 million

Generated cash flows from operations of $9.0 million

Mesa, AZ, May 17, 2021 – Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for its first quarter ended March 31, 2021.

“We were pleased with our performance during the first quarter of 2021 with both business segments showing signs of continued improvement,” stated David Roberts, Chief Executive Officer of Verra Mobility. “As the economy reopens, our balanced portfolio of products, proven disciplined execution, and highly attractive recurring revenue model position us for strong growth and profitability. We remain focused on executing against our long-term strategic objectives, which drive shareholder value creation. And the current U.S. administration’s renewed focus on building a modern and sustainable public infrastructure support our vision of becoming a global leader in smart transportation.”

First Quarter 2021 Financial Highlights

•

Revenue: Total revenue for the first quarter of 2021 was $89.9, down 23% compared to $116.7 million for the first quarter of 2020. The decline was greater in our Commercial Services segment due to the unprecedented impact of coronavirus (“COVID-19”) on the rental car industry, and due to significant product sales in the first quarter of 2020 in our Government Solutions segment that did not reoccur in the first quarter of 2021 due to a single customer’s buying patterns variability year over year.

•

Net (loss) income: Net loss for the first quarter of 2021 was $(8.9) million, or $(0.05) per share based on 162.3 million diluted weighted average shares outstanding. Net income for the comparable 2020 period was $22.1 million, or $0.04 per share, based on 164.4 million diluted weighted average shares outstanding.

•	Adjusted Earnings Per Share (EPS): Adjusted EPS for the first quarter of 2021 was $0.12 per share compared to $0.19 per share for the first quarter of 2020.
•

Adjusted EBITDA: Adjusted EBITDA was $40.3 million for the first quarter of 2021, compared to $54.9 million for the same period last year. Adjusted EBITDA margin was 45% of total revenue for 2021 and 47% for 2020.

Liquidity: As of March 31, 2021, cash and cash equivalents were $249.6 million and we generated $9.0 million in cash flows from operations for 2021. As of March 31, 2021, we had total debt of $1.0 billion, net of cash on hand, our net debt was $750.4 million, and a $49.4 million availability to borrow on the revolver that is undrawn.

The operating results for the first quarter of 2021 were impacted by COVID-19, which emerged in late 2019 and subsequently spread throughout the world. COVID-19 has had and continues to have a significant negative impact on the global economy, including the rental car industry, due to reduced airline travel and widespread travel restrictions throughout the world. Refer to the section below entitled Forward-Looking Statements for further discussion on risks and uncertainties.

Restatement of Previously Reported Financial Information

We restated our consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019, and 2018, including interim periods within the fiscal years 2020 and 2019. This was based on recent SEC guidance on April 12, 2021 regarding the accounting for warrants issued by special purpose acquisition companies (“SPACs”). As a result, we provide restated information for the affected prior periods in this press release which should be read in conjunction with the restated information in our Annual Report on Form 10-K/A filed with the SEC on May 14, 2021. The new accounting treatment for warrants impacts net income in prior periods but has no impact on revenue, Adjusted EBITDA, or total cash flows.

Pending Acquisition: On January 22, 2021, we entered into a Scheme Implementation Agreement with Redflex Holdings Limited to acquire all of Redflex’s outstanding equity for approximately A$146.1 million or A$0.92 per share. Subsequently, we increased the purchase price under an amendment to the Scheme Implementation Agreement by which we will pay A$152.5 million or A$0.96 per share. The transaction is subject to receiving regulatory approval from the General Authority for Competition (“GAC”) in the Kingdom of Saudi Arabia. On May 13, the Australian court overseeing the scheme issued orders approving the transaction based on the shareholder vote, making GAC approval the final contractual condition for the scheme to take effect. If completed, this would expand our photo enforcement presence in the United States, Australia, and Europe.

The Company reports its results of operations based on two operating segments:

•

Commercial Services delivers market-leading automated toll and violations management and title and registration solutions to rental car companies, fleet management companies, and other large fleet owners.

•

Government Solutions delivers market-leading automated safety solutions to municipalities and school districts, including services and technology that enable photo enforcement related to red-light, speed, school bus, and city bus lanes.

First Quarter 2021 Segment Detail

•

The Commercial Services segment generated total revenue of $45.7 million, a decrease of 25% compared to the same period in 2020. Segment profit was $22.2 million, a 33% decrease from $33.4 million in the prior year. The significant decreases in revenue and profit resulted from COVID-19’s negative impact on the rental car industry, as discussed above. The segment profit margin was 49% for 2021 and 55% for the same period in 2020.

•

The Government Solutions segment generated total revenue of $44.2 million, a decrease of 20% compared to the same period in 2020. The decrease was due to significant product sales in the first quarter of 2020 that did not reoccur in the first quarter of 2021 due to a single customer’s buying patterns variability, which dropped 99% from 2020 to 2021. The decrease was offset by growth in this segment from service revenue of 15% year over year. The segment profit was $17.8 million, a 16% decrease from $21.2 million in the prior year. The segment profit margin was 40% for 2021 and 38% for 2020.

Conference Call Details

Date: May 17, 2021

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

U.S. and Canadian Callers Dial-in: (877) 407-0784

Outside of U.S. and Canada Dial-in: (201) 689-8560 with conference ID #13719669

Webcast Information: Available live in the “Investor Relations” section of the Company’s website at http://ir.verramobility.com

An audio replay of the call will also be available until 11:59 p.m. Eastern Time on May 31, 2021, by dialing (844) 512-2921 for the U.S. or Canada and (412) 317-6671 for international callers and entering passcode

#13719669. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations page of the Company’s website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world’s largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through integration with more than 50 individual tolling authorities and connectivity with more than 450 issuing authorities. Verra Mobility also fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts across North America operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in more than 15 countries. For more information, visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address the Company’s expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of the Company’s strategic acquisitions, changes in the market for our products and services, expected operating results, such as revenue growth, expansion plans and opportunities, and earnings guidance related to 2021 financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the disruption to our business and results of operations as a result of the COVID-19 pandemic; (2) the impact of the COVID-19 pandemic on our revenues from key customers in the rental car industry and from photo enforcement programs; (3) customer concentration in our Commercial Services and Government Solutions segments; (4) decreases in the prevalence of automated photo enforcement or the use of tolling; (5) risks and uncertainties related to our government contracts, including but not limited to administrative hurdles, legislative changes, termination rights, audits and investigations; (6) decreased interest in outsourcing from our customers; (7) our ability to properly perform under our contracts and otherwise satisfy our customers; (8) our ability to compete in a highly competitive and rapidly evolving market; (9) our ability to keep up with technological developments and changing customer preferences; (10) the success of our new products and changes to existing products and services; (11) our ability to successfully integrate our recent or future acquisitions; (12) failures in or breaches of our networks or systems, including as a result of cyber-attacks; and (13) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by Verra Mobility. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and Verra Mobility disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company’s other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company’s reported financial results and our business outlook for future periods.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also discloses certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2021	December 31, 2020
($ in thousands except per share data)		(As restated)
Assets
Current assets:
Cash and cash equivalents	$249,605	$120,259
Restricted cash	819	633
Accounts receivable (net of allowance for credit loss of $12.1 million and $11.5 million at March 31, 2021 and December 31, 2020, respectively)	192,985	168,783
Unbilled receivables	14,881	14,045
Prepaid expenses and other current assets	24,509	24,317
Total current assets	482,799	328,037
Installation and service parts, net	8,597	7,944
Property and equipment, net	67,741	70,284
Operating lease assets	30,172	29,787
Intangible assets, net	319,149	342,139
Goodwill	586,220	586,435
Other non-current assets	2,535	2,699
Total assets	$1,497,213	$1,367,325
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$41,334	$34,509
Accrued liabilities	17,394	15,636
Payable to related party pursuant to tax receivable agreement, current portion	5,202	4,791
Current portion of long-term debt	6,500	9,104
Total current liabilities	70,430	64,040
Long-term debt, net of current portion	965,945	832,941
Operating lease liabilities, net of current portion	28,447	27,986
Payable to related party pursuant to tax receivable agreement, net of current portion	62,667	67,869
Private placement warrant liabilities	32,933	30,866
Asset retirement obligation	6,406	6,409
Deferred tax liabilities, net	21,316	21,148
Other long-term liabilities	551	494
Total liabilities	1,188,695	1,051,753
Commitments and contingencies
Stockholders' equity
Preferred stock, $.0001 par value	—	—
Common stock, $.0001 par value	16	16
Common stock contingent consideration	36,575	36,575
Additional paid-in capital	375,671	373,620
Accumulated deficit	(103,765)	(94,850)
Accumulated other comprehensive income	21	211
Total stockholders' equity	308,518	315,572
Total liabilities and stockholders' equity	$1,497,213	$1,367,325

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(Unaudited)

	Three Months Ended March 31,
	2021	2020
(In thousands, except per share data)		(As restated)
Service revenue	$89,763	$99,497
Product sales	95	17,216
Total revenue	89,858	116,713
Cost of service revenue	880	1,219
Cost of product sales	27	8,690
Operating expenses	30,492	32,259
Selling, general and administrative expenses	28,443	25,886
Depreciation, amortization and (gain) loss on disposal of assets, net	28,265	29,246
Total costs and expenses	88,107	97,300
Income from operations	1,751	19,413
Interest expense, net	9,164	12,451
Change in fair value of private placement warrants	2,067	(15,467)
Loss on extinguishment of debt	5,334	—
Other income, net	(3,013)	(2,925)
Total other expenses (income)	13,552	(5,941)
(Loss) income before income tax (benefit) provision	(11,801)	25,354
Income tax (benefit) provision	(2,886)	3,214
Net (loss) income	$(8,915)	$22,140
Other comprehensive loss:
Change in foreign currency translation adjustment	(190)	(3,367)
Total comprehensive (loss) income	$(9,105)	$18,773
Net (loss) income per share:
Basic	$(0.05)	$0.14
Diluted	$(0.05)	$0.04
Weighted average shares outstanding:
Basic	162,297	160,924
Diluted	162,297	164,427

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
($ in thousands)		(As restated)
Cash Flows from Operating Activities:
Net (loss) income	$(8,915)	$22,140
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	28,214	29,250
Amortization of deferred financing costs and discounts	1,593	903
Change in fair value of private placement warrants	2,067	(15,467)
Loss on extinguishment of debt	5,334	—
Credit loss expense	2,402	5,356
Deferred income taxes	281	(682)
Stock-based compensation	2,908	2,768
Installation and service parts expense	29	393
Accretion expense	53	64
Loss (gain) on disposal of assets	51	(4)
Changes in operating assets and liabilities:
Accounts receivable, net	(26,672)	(22,397)
Unbilled receivables	(859)	3,648
Prepaid expenses and other assets	(262)	2,367
Accounts payable and accrued liabilities	2,330	(11,363)
Other liabilities	459	(2,135)
Net cash provided by operating activities	9,013	14,841
Cash Flows from Investing Activities:
Purchases of installation and service parts and property and equipment	(3,704)	(8,141)
Cash proceeds from the sale of assets	56	10
Net cash used in investing activities	(3,648)	(8,131)
Cash Flows from Financing Activities:
Borrowings of long-term debt	996,750	—
Repayment of long-term debt	(865,642)	(21,951)
Payment of debt issuance costs	(5,732)	(806)
Payment of debt extinguishment costs	(604)	—
Payment of employee tax withholding related to RSUs vesting	(857)	(327)
Net cash provided by (used in) financing activities	123,915	(23,084)
Effect of exchange rate changes on cash and cash equivalents	252	(963)
Net increase (decrease) in cash, cash equivalents and restricted cash	129,532	(17,337)
Cash, cash equivalents and restricted cash - beginning of period	120,892	132,430
Cash, cash equivalents and restricted cash - end of period	$250,424	$115,093

VERRA MOBILITY CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended March 31,
	2021	2020
($ in thousands)		(As restated)
Net (loss) income	$(8,915)	$22,140
Interest expense, net	9,164	12,451
Income tax (benefit) provision	(2,886)	3,214
Depreciation and amortization	28,214	29,250
EBITDA	25,577	67,055
Transaction and other related expenses (i)	4,126	523
Transformation expenses	332	—
Change in fair value of private placement warrants (ii)	2,067	(15,467)
Loss on extinguishment of debt (iii)	5,334	—
Stock-based compensation (iv)	2,908	2,768
Adjusted EBITDA	$40,344	$54,879

(i)

Transaction and other related expenses incurred in 2021 primarily relate to costs for the pending acquisition of Redflex Holdings Limited and certain costs for the debt offering of senior unsecured notes and refinancing the first lien term loan during the period. Transaction and other related expenses incurred in the three months ended March 31, 2020 primarily relate to costs associated with our Pagatelia acquisition and certain costs for refinancing our debt.

(ii)	This consists of adjustments to the private placement warrants liability from the remeasurement to fair value at the end of each reporting period.
(iii)

The loss on extinguishment of debt consists of a $4.0 million write-off of pre-existing deferred financing costs and $1.3 million of lender and third-party costs associated with the issuance of the new first lien term loan.

(iv)	Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.

FREE CASH FLOW (Unaudited)

	Three Months Ended March 31,
($ in thousands)	2021	2020
Net cash provided by operating activities	$9,013	$14,841
Purchases of installation and service parts and property and equipment	(3,704)	(8,141)
Free cash flow	$5,309	$6,700

ADJUSTED EPS (Unaudited)

	Three Months Ended March 31,
	2021	2020
(In thousands, except per share data)		(As restated)
Net (loss) income	$(8,915)	$22,140
Amortization of intangibles	22,719	23,529
Transaction and other related expenses	4,126	523
Transformation expenses	332	—
Change in fair value of private placement warrants	2,067	(15,467)
Loss on extinguishment of debt	5,334	—
Stock-based compensation	2,908	2,768
Total adjustments before income tax effect	37,486	11,353
Income tax effect on adjustments	(9,167)	(1,439)
Total adjustments after income tax effect	28,319	9,914
Adjusted Net Income	$19,404	$32,054

Adjusted EPS	$0.12	$0.19
Diluted weighted average shares outstanding	162,297	164,427

EBITDA and Adjusted EBITDA

We define EBITDA as net (loss) income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities. As a result, they may not be comparable to similarly titled performance measures presented by other companies.

We use these metrics to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. EBITDA and Adjusted EBITDA have certain limitations as analytical tools and should not be used as substitutes for net (loss) income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with GAAP.

Free Cash Flow

We define “Free Cash Flow” as cash flow from operations less capital expenditures.

Adjusted Net Income

We define “Adjusted Net Income” as net (loss) income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Investor Relations Contact

Sajid Daudi

Vice President, Investor Relations

480 596-4805

IR@verramobility.com